Exhibit 10.9
ARIAD PHARMACEUTICALS, INC. 2014 LONG-TERM INCENTIVE PLAN
FORM OF PERFORMANCE SHARE AGREEMENT

This Performance Share Agreement certifies that, pursuant to the ARIAD Pharmaceuticals, Inc. 2014 Long Term Incentive Plan (the “2014 Plan”), the Compensation Committee of the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”) has granted the Participant the right to receive shares of common stock, $.001 par value per share (“Common Stock”), of the Company (the “Grant”), issuable as soon as administratively feasible following achievement of the performance milestone set forth below (including, if required by the resolutions of the Compensation Committee authorizing the Grant, following certification of such achievement by the Compensation Committee), and in such amount of shares and subject to any additional vesting provisions set forth below:

Name of Participant:
Number of Shares:
Grant Date:
Grant Price:        $.001 per share

Performance Milestone:

The number of Shares earned (the “Earned Shares”) shall be based upon:

[insert performance milestone]

Vesting:

The Earned Shares shall vest as follows, provided that the individual remains employed by the Company or an Affiliate on each such date.

[insert vesting terms]

Other Terms:

The Grant shall terminate in full on the date that a Participant is no longer employed by the Company or an Affiliate prior to the date of achievement of the Performance Milestone (including, if required by the resolutions of the Compensation Committee authorizing the Grant, the date of certification of such achievement by the Compensation Committee). On the date that the Performance Milestone is deemed achieved, the Grant shall remain outstanding only as to the number of Shares deemed achieved. In addition if the Performance Milestone has not been achieved by ___________________[INSERT DATE] this Grant shall terminate in full at the close of business on such date and no longer be in force or effect.

The Grant is subject to all the terms, conditions and limitations set forth in the 2014 Plan, which is incorporated herein by reference, and to the following additional terms specified by the Board of Directors of the Company. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2014 Plan.

Grant Price. The Grant Price has been deemed to have been paid by services rendered to the Company or an Affiliate by the Participant.

Tax Considerations. This award is intended to qualify as a “short-term deferral” exempt from Section 409A of the Internal Revenue Code of 1986, as amended. The Participant acknowledges and agrees that he/she is responsible for all federal, state and local taxes applicable to the Earned Shares when issued and will provide the Company with a cash payment of the statutory minimum withholding tax due via an automated brokerage sale transacted through the Company’s equity administration platform of a sufficient number of Earned Shares to cover the statutory minimum tax withholding obligation of the Company, after deduction of the broker’s commission, and which sale provides for remittance directly by the broker to the Company of the cash necessary in order for the Company to satisfy its statutory minimum tax withholding obligation.

In witness whereof, the Company has caused this Performance Share Agreement to be executed by its duly authorized officer as of the Grant Date.

ARIAD PHARMACEUTICALS, INC.        PARTICIPANT

By:__________________________________     ____________________________________
    Name:            Name:
Title: